AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1999
                                                   REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D. C. 20549
                               _______________

                                  FORM S-6
                               _______________

                  FOR REGISTRATION UNDER THE SECURITIES ACT
                   OF 1933 OF SECURITIES OF UNIT INVESTMENT
                       TRUSTS REGISTERED ON FORM N-8B-2
                               _______________

A.  EXACT NAME OF TRUST:

                            EQUITY INVESTOR FUND
                               FOCUS SERIES
                          2000 YEAR AHEAD PORTFOLIO
                            DEFINED ASSET FUNDS
                         (A UNIT INVESTMENT TRUST)

B.  NAMES OF DEPOSITOR:

              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

C.  COMPLETE ADDRESSES OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES:

                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED
                              DEFINED ASSET FUNDS
                                 P.O. BOX 9051
                           PRINCETON, N.J. 08543-9051

D.  NAMES AND COMPLETE ADDRESSES OF AGENTS FOR SERVICE:

                              TERESA KONCICK, ESQ.
                                  P.O BOX 9051
                          PRINCETON, N.J. 08543-9051

                                   COPIES TO
                         PIERRE DE SAINT PHALLE, ESQ.
                              450 LEXINGTON AVENUE
                              NEW YORK, N.Y. 10017

E.  TITLE OF SECURITIES BEING REGISTERED:

 An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended.

F.  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after the acquisition and deposit of the underlying obligations.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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                                   PART II

            ADDITIONAL INFORMATION NOT INCLUDED IN THE PROSPECTUS

   A. The following information relating to the Depositors is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement.

I. Bonding arrangements of the Depositor are incorporated by reference to Item A of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

II. The date of organization of the Depositor is set forth in Item B of Part II to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241) and is herein incorporated by reference thereto.

III. The Charter and By-Laws of the Depositor are incorporated herein by reference to Exhibits 1.3 through 1.12 to the Registration Statement on Form S-6 under the Securities Act of 1933 for Municipal Investment Trust Fund, Monthly Payment Series--573 Defined Asset Funds (Reg. No. 333-08241).

IV. Information as to Officers and Directors of the Depositor has been filed pursuant to Schedules A and D of Form BD under Rules 15b1-1 and 15b3-1 of the Securities Exchange Act of 1934 and is incorporated by reference to the SEC filings indicated and made a part of this Registration Statement:

                                                               SEC FILE OR
                                                            IDENTIFICATION NO.
                                                            __________________


         Merrill Lynch, Pierce, Fenner & Smith Incorporated       8-7221

     B. The Internal Revenue Service Employer Identification Numbers of the Sponsors and Trustee are as follows:

         Merrill Lynch, Pierce, Fenner & Smith Incorporated    13-5674085
         The Chase Manhattan Bank                              13-4994650


                                     II-1
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     A final prospectus from the following series of Defined Asset Funds-Equity
Investor Fund (which is incorporated herein by reference) may be used as a preliminary prospectus for this Series: Focus Series 1999 Year Ahead (Reg. No. 333-64569).

                    CONTENTS OF REGISTRATION STATEMENT


 THE REGISTRATION STATEMENT ON FORM S-6 COMPRISES THE FOLLOWING PAPERS AND
DOCUMENTS:

 The facing sheet of Form S-6.
 The Cross-Reference Sheet (incorporated by reference to the Cross-
  Reference Sheet to the Registration Statement of Defined Asset Funds Municipal Insured Series, 1933 Act File No. 33-54565).
 The Prospectus.
 Additional Information not included in the Prospectus (Part II).

 The following exhibits:

    1.1   -- Form of Trust Indenture (incorporated by reference to
             Exhibit 1.1 to Amendment No. 2 to the Registration Statement of Equity Investor Fund, Select Growth Portfolio-1995 Series 2, Defined Asset Funds, Reg. No. 33-58535).

   1.1.1 -- Form of Standard Terms and Conditions of Trust Effective October 21, 1993 (incorporated by reference to Exhibit
             1.1.1 to the Registration Statement of Municipal
             Investment Trust Fund, Multistate Series-48, Defined
             Asset Funds, 1933 Act File No. 33-50247).

   1.2 -- Form of Master Agreement Among Underwriters (incorporated by reference to Exhibit 1.2 to the Registration
             Statement of The Corporate Income Fund, One Hundred
             Ninety-Fourth Monthly Payment Series, 1933 Act File No.
             2-90925).

   2.1    -- Form of Certificate of Beneficial Interest (included in
             Exhibit 1.1.1).

  *3.1    -- Opinion of counsel as to the legality of the securities being issued including their consent to the use of their names under the heading "How the Fund Works--Legal Opinion" in the Prospectus.

   *5.1   -- Consent of independent accountants.

    9.1   -- Information Supplement (incorporated by reference to
             Exhibit 9.1 to the Registration Statement of Equity Investor Fund, Select Ten Portfolio 1999 International Series A (United Kingdom Portfolio), File No. 333-70593).

__________

 * To be filed with Amendment to Registration Statement.


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                               SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK AND STATE OF NEW YORK ON THE 14TH DAY OF OCTOBER, 1999.

           Signature appears on page R-3.

     A majority of the members of the Board of Directors of Merrill Lynch, Pierce, Fenner & Smith Incorporated has signed this Registration Statement or Amendment to the Registration Statement pursuant to Powers of Attorney authorizing the person signing this Registration Statement or Amendment to the Registration Statement to do so on behalf of such members.


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MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
               DEPOSITOR


By the following persons, who constitute a        Powers of Attorney have been
   majority of the Board of Directors of          filed under Form SE and
   Merrill Lynch, Pierce, Fenner & Smith          the following 1933 Act
   Incorporated:                                  File Number: 333-70593

       GEORGE A. SCHIEREN
       JOHN L. STEFFENS





       By  J. DAVID MEGLEN
          (As authorized signatory for
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Attorney-in-fact for the persons listed above)


                                     R-3